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                                                                    EXHIBIT 2(a)


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of March 11, 1999, between OAK HILL FINANCIAL, INC., a corporation chartered under the law of Ohio ("Oak Hill Financial"), and Towne Financial Corporation, a corporation that is chartered under the law of Ohio ("Towne"). (Oak Hill Financial and Towne are collectively referred to herein as the "Constituent Corporations.")


                                    RECITALS
                                    --------


          A. Oak Hill Financial is a corporation organized and existing under the laws of Ohio and is authorized to issue 5,000,000 shares of common stock, without par value ("Oak Hill Financial Common"), of which 4,367,765 shares were issued and outstanding as of December 31, 1998 (excluding treasury shares) and 200,000 reserved for issuance upon exercise of existing stock option, and (ii) 1,500,000 voting shares of preferred stock, without par value, and 1,500,000 non-voting shares of preferred stock, without par value, of which there are no shares issued and outstanding as of the date hereof.

          B. Towne is a corporation organized and existing under the laws of Ohio and is authorized to issue 2,250,000 shares of common stock, with $1 par value ("Towne Common"), of which 210,500 shares are issued and outstanding as of the date hereof, exclusive of treasury shares, and is authorized to issue 250,000 shares of preferred stock, with $1 par value, of which there are no shares issued and outstanding as of the date hereof. An additional 36,500 shares may be issued pursuant to outstanding stock options previously granted (collectively, the "Towne Stock Options" and individually, a "Towne Stock Option") under the 1992 Stock Option Plan and 1997 Stock Option Plans (the "Towne Stock Option Plans").

          C. The respective Boards of Directors of Oak Hill Financial and Towne have approved the merger of Towne into Oak Hill Financial substantially on the terms and conditions contained in this Agreement.


                                    AGREEMENT
                                    ---------


          In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

          1. MERGER. Subject to the terms and conditions hereof, and the terms and conditions contained in a certain Supplemental Agreement, of even date herewith, between Oak Hill Financial, and Towne (the "Supplemental Agreement"), which is incorporated herein by reference, at the "Effective Time" (as such term is defined in Section 2 hereof), Towne shall be merged into Oak Hill Financial (the "Merger"). Oak Hill Financial shall be the surviving corporation in the Merger (the "Surviving Corporation"), which shall continue its corporate existence under the laws of Ohio following the consummation of the Merger. At the Effective Time, the separate existence and corporate organization of Towne shall cease.

          2. EFFECTIVE TIME; EFFECTIVE DATE. The Merger shall be effective at 11:59 p.m., local Ohio time (the "Effective Time"), on (i) the day on which this Agreement and the related Certificate of Merger have been filed in accordance with the requirements of the laws of Ohio, or (ii) such later date as may be specified in such Certificate of Merger (the "Effective Date").

          3. NAME. The name of the Surviving Corporation shall be "Oak Hill Financial, Inc.".

          4. CHARTER. The Articles of Incorporation of Oak Hill Financial in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with law.
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          5. DIRECTORS. The directors of the Surviving Corporation shall Evan E.
Davis, 1114 Moriah Road, Oak Hill, Ohio 45656; John D. Kidd, 2500 Five Points Road, Jackson, Ohio 45640; D. Bruce Knox, 301 N. Market Street, McArthur, Ohio 45651; Richard P. LeGrand, 533 Aaron Avenue, Jackson, Ohio 45640; Barry M. Dorsey, 505 W. College Avenue, Rio Grande, Ohio 45674; Rick A. McNelly, 1815 Kessinger School Road, Jackson, Ohio 45640; Donald R. Seigneur, 46 Fruit Hill Drive, Chillicothe, Ohio 45601; C. Clayton Johnson, 701 Sixth Street,
Portsmouth, Ohio 45662; and H. Grant Stephenson, 5363 Godown Road, Columbus,
Ohio 43235; to serve until their successors are duly elected and qualified in accordance with the Code of Regulations of the Surviving Corporation and the laws of Ohio.

          6. REGULATIONS. The Code of Regulations of Oak Hill Financial in effect at the Effective Time shall be the regulations of the Surviving Corporation, until amended in accordance with law.

          7. STATUTORY AGENT. The name and address of the agent upon whom any process, notice, or demand against any Constituent Corporation or the Surviving Corporation may be served is H. Grant Stephenson, 41 South High Street, Suite 3100, Columbus, Ohio 43215.

          8. CONVERSION OF SHARES.

             (a) All shares of Oak Hill Financial Common that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Oak Hill Financial Common at and after the Effective Time.

             (b) At the Effective Time, the shares of Towne Common issued and outstanding immediately prior to the Effective Time (exclusive of treasury shares, if any, which shall be cancelled, and any shares as to which statutory dissenters' rights are properly sought) shall be converted, by virtue of the Merger and without further action on the part of the holders thereof, into the right to receive shares of the common stock, without par value, of Oak Hill Financial ("Oak Hill Financial Common"), as follows:

                       (i) Each outstanding share of Towne Common shall be converted into the right to receive 4.125 shares of Oak Hill Financial Common (the "Exchange Ratio"), provided, that if the Average Closing Price is greater than 115% of the Starting Price, then each outstanding share shall be converted into the right to receive such number of shares as is equal to the product of multiplying 4.125 by a fraction, the numerator of which is 115% of the Starting Price and the denominator of which is the Average Closing Price. The Exchange Ratio set forth in the preceding sentence shall be adjusted to reflect any non-cash distribution, stock splits or stock dividends on Oak Hill Financial Common occurring or having a record date after the date hereof and prior to the Effective Time. Provided however that if prior to the Effective Time of the merger, Oak Hill Financial publicly announces that it has agreed to a transaction in which Oak Hill Financial will be acquired by another company, the Exchange Ratio shall be 4.125.

                      (ii) If the Average Closing Price of Oak Hill Financial Common shall be less than 85% of the Starting Price, Towne Financial shall have no obligation to consummate this Merger; provided however, that this condition precedent to the obligation of Towne Financial to consummate the Merger shall be satisfied if, when the Average Closing Price of Oak Hill Financial Common shall be less than 85% of the Starting Price, Oak Hill Financial, in conjunction with the Closing, shall add to the number of shares of Oak Hill Financial Common in to which Towne Financial Common shall be converted as otherwise determined by application of Section 8(b)(i) above the number of shares required to make the total dollar value of all of the shares of Oak Hill Financial Common into which shares of Towne Financial are to be converted, equal to the total dollar value of the shares of Oak Hill Financial computed by multiplying the number of outstanding shares of Towne Financial times the Exchange Ratio times 85% of the Starting Price.

                     (iii) No fractional shares of Oak Hill Financial Common shall be issued. Each holder of Towne Common who would otherwise be entitled to receive a fractional part of a share of Oak Hill Financial Common shall instead be entitled to receive cash in an amount equal to the

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          product resulting from multiplying such fraction by the Average
          Closing Price Per Share of Oak Hill Financial Common. No interest shall be payable with respect to such cash payment.

             (c) Each outstanding share of Towne Common held by a person who has demanded and perfected a right to relief as a dissenting shareholder under
Section 1701.85 of the Ohio Revised Code (the "Dissenters' Rights Law") and who has not effectively withdrawn or lost such right ("Dissenting Shares") shall not be converted into or represent a right to receive shares of Oak Hill Financial Common pursuant to subsection 8(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the Dissenters' Rights Law. Each holder of Dissenting Shares who becomes entitled to relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Towne Common shall receive payment therefor from Oak Hill Financial in accordance with the provisions of the Dissenters' Rights Law. If any holder of Towne Common who demands relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Towne Common shall effectively withdraw or lose (through failure to perfect or otherwise), the right to such relief, each share of Towne Common held by such holder shall automatically be converted into the right to receive shares of Oak Hill Financial Common pursuant to subsection 8(b) hereof.

             (d) Each unexercised Towne Stock Option that is outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into an option to purchase shares of Oak Hill Financial Common under the Oak Hill Financial 1995 Stock Option Plan or similar Oak Hill Financial plan (a "Oak Hill Financial Stock Option"), with the number of shares of Oak Hill Financial Common to be subject to a particular Oak Hill Financial Stock Option to be determined by converting the number of shares of Towne Common subject to the Towne Stock Option into a number of Oak Hill Financial Common shares in accordance with the procedure for converting outstanding Towne Common shares into Oak Hill Financial Common shares as set forth in subsection 8(b) hereof, except that all fractional shares will be rounded to the nearest whole share, and with the exercise price for each share of Oak Hill Financial Common subject to a particular Oak Hill Financial Stock Option to be equal to the exercise price per Towne Common share under the Towne Stock Option divided by the Exchange Ratio determined in accordance with subsection 8(b)(i) above; provided, however, that, in the case of any Towne Stock Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the "Code"), applies by reason of its qualification under Section 422 of the Code, the terms of the Oak Hill Financial Stock Option into which such Towne Stock Option is to be converted, including the option price, the number of shares of Oak Hill Financial Common purchasable pursuant to such option, and the terms and conditions of exercise of such option, shall be determined so as to comply with
Section 424(a) of the Code. Upon such conversion, all rights under any and all stock options and stock option plans previously granted or adopted by Towne shall terminate.

          9. EXCHANGE OF CERTIFICATES; PAYMENT FOR FRACTIONAL SHARES.

             (a) On the Effective Date, Oak Hill Financial shall deliver to The Fifth Third Bank (the "Exchange Agent") the amount of cash necessary to pay for all fractional shares of Oak Hill Financial Common in accordance with subsection 8(b)(ii) hereof.

             (b) As promptly as practicable after the Effective Date, Oak Hill Financial shall cause the Exchange Agent to prepare and mail to each holder of record on the Effective Date of any shares of Towne Common a letter of transmittal containing instructions for the surrender of all certificates for shares of Towne Common. Upon the surrender by such holder of a certificate or certificates for shares of Towne Common standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Oak Hill Financial Common into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Oak Hill Financial Common which such holder would otherwise have been entitled to receive, in accordance with subsection 8(b)(ii) hereof. No interest shall be payable with respect to either the whole shares of Oak Hill Financial Common or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to the Surviving

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Corporation any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of the Surviving Corporation, free and clear of any claims whatsoever.

             (c) Neither Oak Hill Financial, the Surviving Corporation, nor the Exchange Agent, shall be obligated to deliver a certificate for Oak Hill Financial Common or a check for cash in lieu of fractional shares to a former shareholder of Towne until such former shareholder surrenders the certificate or certificates representing shares of Towne Common standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Oak Hill Financial. Until so surrendered, each outstanding certificate for shares of Towne Common shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Oak Hill Financial Common into which the shares of Towne Common represented thereby shall have been converted.

             (d) After the Effective Date and until the outstanding certificates formerly representing shares of Towne Common are so surrendered, no dividends or distributions payable to holders of record of Oak Hill Financial Common shall be paid to the holders of such outstanding Towne certificates in respect thereof. Promptly upon surrender of such outstanding certificates there shall be paid to the holders of the certificates for Oak Hill Financial Common issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Oak Hill Financial Common, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of one year from the Effective Date shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to Oak Hill Financial, and thereafter the holders of such outstanding certificates for Towne Common shall look, subject to applicable escheat, unclaimed funds, and other laws, only to Oak Hill Financial as general creditors for payment thereof.

             (e) The stock transfer books of Towne shall be closed as of the close of business on the day that is two business days prior to the Effective Date.

             (f) Oak Hill Financial is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to in this Section 9 not inconsistent with the provisions of this Agreement.

             (g) Adoption of this Agreement by the shareholders of Towne shall constitute ratification of the appointment of the Exchange Agent.

          10. EFFECT OF THE MERGER.

             (a) At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of Towne shall cease; all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits) then owned by each Constituent Corporation, or which would inure to either of them, shall immediately, by operation of law and without any conveyance, transfer, or further action, become the assets and property of the Surviving Corporation. All rights and obligations of the Constituent Corporations shall remain unimpaired and the Surviving Corporation shall succeed to all such rights and obligations.

             (b) From time to time, as and when requested by the Surviving Corporation or by its successors, the officers and directors of Towne in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of Towne and otherwise to carry out the purposes of this Agreement.

          11. OFFICES. The principal executive offices of the Surviving Corporation shall be located at 14621 State Route 93, Jackson, Ohio 45640.

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          12. SHAREHOLDER APPROVAL. This Agreement shall be submitted to the shareholders of Towne and of Oak Hill Financial for adoption as soon as reasonably practicable following the execution of this Agreement.

          13. ADDITIONAL AGREEMENTS.

             (a) Subject to the terms and conditions provided in this Agreement, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to the adoption of this Agreement by the shareholders of Towne and the receipt of all required regulatory approvals.

             (b) Towne shall issue a warrant or warrants to Oak Hill Financial, pursuant to the terms of a certain Warrant Purchase Agreement entered into or to be entered into between Oak Hill Financial and Towne in accordance with the terms of the Supplemental Agreement, granting to Oak Hill Financial or its nominee the right to purchase certain shares of Towne Common under certain conditions.

          14. AMENDMENT. At any time prior to the Effective Time, the parties hereto may amend, modify, or supplement this Agreement by mutual agreement authorized by their respective boards of directors, whether before or after the shareholders of Towne have adopted this Agreement, provided that the number of shares of Oak Hill Financial Common into which shares of Towne Common are to be converted as determined in Section 8 hereof shall not be changed after the shareholders of Towne have adopted this Agreement without the approval of such shareholders in the same manner as required for the adoption of this Agreement; and provided, further, that this Agreement may not be amended, modified, or supplemented, except by an instrument in writing executed and delivered by each of the parties hereto.

          15. TERMINATION. Unless extended by the mutual agreement of the parties hereto, this Agreement may be terminated, notwithstanding the adoption thereof by the shareholders of Towne, in the manner and under the circumstances set forth in the Supplemental Agreement.

          16. ENTIRE AGREEMENT. This Agreement, the Supplemental Agreement, and any exhibits hereto or thereto constitute the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter and no party shall be liable or bound to the others in any manner by any covenants, representations, or warranties except as specifically set forth herein or therein.

          17. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          18. ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

          19. BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

          20. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

          21. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


OAK HILL FINANCIAL, INC.                  TOWNE FINANCIAL CORPORATION

By:       /s/ John D. Kidd                By:       /s/ Neil S. Strawser
    ---------------------------------         ---------------------------------
    John D. Kidd, President                   Neil S. Strawser, Chairman of the
                                              Board

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